Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 1, 2012 (the “Effective Date”), by and between Restoration Hardware, Inc., a Delaware corporation, with a business address of 15 Koch Road, Suite J, Corte Madera, CA 94925 (the “Company”), and Karen Boone, an individual (the “Executive”).

1.	Employment

(a) Title. The Executive shall serve as Chief Financial Officer of the Company, reporting to the Chief Executive Officer. The Executive agrees to perform her duties for the Company diligently, competently, and in a good faith manner.

(b) Exclusive Employment. While Executive is employed by the Company, the Executive shall devote her full business time to her duties and responsibilities to the Company, and may not, without the prior written consent of the Company’s Board of Directors (the “Board”) or its designee, operate, participate in the management, board of directors, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company); provided, however, that the Executive may (i) engage in civic and charitable activities and (ii) make and maintain outside personal investments, provided that none of the foregoing activities interfere with the Executive’s performance of her duties hereunder or create a conflict of interest with the Company.

(c) Place of Employment. The Executive’s primary workplace shall be the Company’s offices in Corte Madera, California, except for usual and customary travel on the Company’s business.

2.	Compensation

(a) Base Salary. The Executive shall receive a base salary from the Company at the rate of Four Hundred and Seventy-Five Thousand Dollars ($475,000) per year (“Base Salary”). The Executive’s Base Salary shall be reviewed from time to time in accordance with the Company’s established procedures for adjusting salaries for similarly situated employees and may be adjusted in the Company’s discretion.

(b) Bonus.

(i) The Executive will be eligible to participate in the Company’s Leadership Incentive Program (the “Bonus Plan”), with a target bonus amount equivalent to fifty percent (50%) of her Base Salary. Actual bonus payments will be subject to achievement of performance objectives as determined in accordance with the Bonus Plan and will be prorated for a partial year of service.

(ii) The Executive will receive a one-time cash bonus equal to One Hundred Thousand Dollars ($100,000) to be paid within 10 days of the date on which Restoration Hardware Holdings, Inc. completes its firm commitment underwritten initial public offering (such date of completion, the “Effective Time”).

(c) Equity Incentive Compensation. On the date hereof, the Executive will receive an option to purchase 230,000 shares of Restoration Hardware Holdings, Inc.’s common stock, at an exercise price equal to the initial public offering price of the shares sold in Restoration Hardware Holdings, Inc.’s initial public offering, pursuant to the terms and conditions of the Restoration Hardware Holdings, Inc. 2012 Stock Incentive Plan and a stock option agreement to be entered into by and between the Executive and the Company. Subject to the terms of the stock option agreement and the Restoration Hardware Holdings, Inc. 2012 Stock Incentive Plan, of the 230,000 shares subject to such stock option, (i) 206,000 of such shares shall be subject to long-term selling restrictions as set forth in the stock option agreement, which selling restrictions shall lapse as follows: the long-term selling restrictions on 33,500 of such shares shall lapse on the first anniversary of the date Executive commenced employment with the Company (“Employment Commencement Date”), and the long-term selling restrictions on the remaining 172,500 of such share shall lapse in equal installments of 57,500 shares each on the second, third and fourth anniversaries of the Employment Commencement Date; and (ii) the remaining 24,000 of such shares subject to such stock option shall not be subject to long-term selling restrictions.

3.	Benefits

(a) Benefits. The Executive shall be eligible to participate in health and other employee benefits (including but not limited to 401(k), health, medical, dental, supplemental health, travel accident, life, long-term disability, and directors and officers insurance) on a basis comparable to the benefits provided by the Company from time to time to its other senior executives and commensurate with the Executive’s position in the Company. The Executive shall be bound by all of the written policies and procedures established by the Company, as may be amended from time to time in the Company’s sole discretion. The Executive shall also be eligible for the associate discount, including forty percent (40%) off regularly priced merchandise and twenty percent (20%) off sale priced items.

(b) Vacation. The Executive shall be eligible to accrue up to Four (4) weeks of paid vacation time per year, in accordance with the Company’s vacation policy as may be amended from time to time in the Company’s sole discretion.

(c) Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable out of pocket travel, entertainment, and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her responsibilities or services under this Agreement upon the submission of appropriate documentation pursuant to the Company’s policies in effect from time to time.

(d) Automobile Allowance. The Executive shall be entitled to receive an automobile allowance of Nine Hundred Dollars ($900.00) per month, subject to customary Company policies for senior executives.

4.	Termination

(a) At-Will Termination by the Company. The employment of the Executive shall be “at-will” at all times. The Company may terminate the Executive’s employment with the Company at any time without any advance notice (and the Executive may terminate her employment with the Company at any time upon providing thirty (30) days prior notice), in each case, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided below in this Section 4.

(b) Termination by the Company with Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for Cause (as defined below). In the event that the Executive’s employment is terminated for Cause, (i) the Executive shall receive from the Company payments for (A) any and all earned and unpaid portion of her then effective Base Salary (on or before the first regular payroll date following the Date of Termination); (B) any and all accrued and unpaid vacation through the Date of Termination; (C) any and all unreimbursed business expenses (in accordance with the Company’s reimbursement policy); and (D) any other benefits the Executive is entitled to receive as of the Date of Termination under the employee benefit plans of the Company, less standard withholdings for tax and social security purposes (items (A) through (D) are hereafter referred to as “Accrued Benefits”), and (ii) except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation of any kind, on account of the Executive’s termination of employment or to make any payment in lieu of notice to the Executive. Except as required by law, all benefits provided by the Company to the Executive under this Agreement or otherwise shall cease as of the Date of Termination.

(c) Termination by the Company Without Cause. The Company may, at any time and without prior written notice, terminate the Executive’s employment without Cause. In the event that the Company terminates the Executive’s employment without Cause, the Executive shall receive the Accrued Benefits. In addition, the Executive shall be eligible to receive from the Company the following severance benefits (collectively, the “Severance Benefits”):

(i) (A) if the termination occurs within one (1) year of the Effective Time, severance pay equivalent to Eighteen (18) months of the Executive’s final Base Salary, less standard withholdings for tax and social security purposes, paid according to the Company’s regular payroll schedule over the Eighteen (18) months following the Date of Termination; or (B) if the termination occurs more than one (1) year after the Effective Time, severance pay equivalent to Twelve (12) months of the Executive’s final Base Salary, less standard withholdings for tax and social security purposes, paid according to the Company’s regular payroll schedule over the Twelve (12) months following the Date of Termination (collectively, the “Severance Period”); and

(ii) (A) if the termination occurs within one (1) year of the Effective Time and subject to the Executive’s timely election under COBRA, payment of a portion of the Executive’s COBRA premiums for Eighteen (18) months following the Date of Termination (not to exceed the applicable continuation period) or, if earlier, until such time as the Executive becomes eligible for similar coverage through another employer, which benefits shall be paid for by the Company to the same extent that the Company paid for health insurance for the Executive prior to termination; or (B) if the termination occurs more than one (1) year after the Effective Time and subject to the Executive’s timely election under COBRA, payment of a portion of the Executive’s COBRA premiums for Twelve (12) months following the Date of Termination (not to exceed the applicable continuation period) or, if earlier, until such time as the Executive becomes eligible for similar coverage through another employer, which benefits shall be paid for by the Company to the same extent that the Company paid for health insurance for the Executive prior to termination. The Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Section 4980D of the Code as a result of providing some or all of the payments described in this Section 4(c)(ii), the Company may reduce or eliminate its obligations under this Section 4(c)(ii) to the extent it deems necessary, with no offset or other consideration required.

The Executive’s entitlement to the Severance Benefits is conditioned on (x) the Executive’s timely executing and delivering to the Company of a release of claims against the Company, in a form attached hereto as Exhibit A (the “Release”), and on such release becoming effective, (y) the Executive not engaging in Conflicting Activities (as defined below) while receiving Severance Benefits from the Company, and (z) the Executive’s compliance with the Proprietary Information Agreements (as defined below).

To be timely, the Release must become effective and irrevocable no later than sixty (60) days following the Date of Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the severance benefits described in this Section 4(c). In no event will any severance benefits be paid under this Section 4(c) until the Release becomes effective and irrevocable. Subject to Section 8(c) below, severance benefits will commence or be provided once the Release becomes effective and irrevocable.

The Executive acknowledge that the Severance Benefits are being provided to assist in the Executive’s transition to other employment. Accordingly, to the extent that the Executive begins to engage in Conflicting Activities during the Severance Period, the Executive shall be entitled to retain any severance payments received prior to the date she commences the Conflicting Activity but will cease to be eligible to receive any further severance payments or other severance benefits under the terms of this Agreement or otherwise, and the Executive shall have no further claims, rights or entitlements to any severance payments or benefits in any respect. The Executive agrees that the Company shall have a right of offset against all severance payments for amounts owed to the Company by the Executive (unless the amounts owed are subject to a good faith dispute) to the fullest extent not prohibited by law. The Severance Benefits shall be in lieu of any other severance payments, severance benefits and severance protections to which the Executive may be entitled under any severance or termination policy, plan, program, practice or arrangement of the Company and its affiliates. Except as specifically provided in this Section 4(c) or in another section of this Agreement, or except as required by law, all benefits provided by the Company to the Executive under this Agreement or otherwise shall cease as of the Date of Termination.

(d) Termination by the Executive for Good Reason. The Executive may voluntarily terminate her employment with the Company and receive the Severance Benefits detailed in Section 4(c) (subject to the same conditions set forth in Section 4(c)) following the occurrence of an event constituting Good Reason (as defined below), provided that the Executive has provided written notice to the Company of the existence of the event constituting Good Reason within sixty (60) days following such event, the Company has had a period of thirty (30) days to cure the Good Reason, the Company has failed to cure the Good Reason within that period, and the Executive terminates her employment within thirty (30) days following the expiration of such cure period.

(e) Voluntary Termination. If the Executive terminates employment with the Company without Good Reason, the Executive agrees to provide the Company with thirty (30) days’ prior written notice. In the event that the Executive’s employment is terminated under this Section 4(e), the Executive shall receive from the Company payment for all Accrued Benefits described in Section 4(b) above at the times specified in Section 4(b) above. Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind, or provide any other benefits, to the Executive on account of the Executive’s termination of employment.

(f) Termination Upon Death or Disability. If the Executive’s employment is terminated as a result of death or Disability, the Executive (or Executive’s estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) shall be entitled to receive from the Company payment for the Accrued Benefits described in Section 4(b) above at the times specified in Section 2(b) above. Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind, or provide any other benefits, to the Executive (or the Executive’s estate, or other designated beneficiary(s), as applicable) upon a termination of employment by death or Disability

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

(i) “Cause” shall mean

(A) the Executive has been convicted of (or has entered a plea of nolo contendere to) a felony involving fraud, dishonesty, or physical harm to any person;

(B) the Executive intentionally failed to substantially perform the Executive’s material duties (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the Executive’s assignment of duties that would constitute Good Reason), which failure lasted for a period of at least fifteen (15) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform;

(C) the Executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company; or

(D) the Executive’s fraud, embezzlement or other act of material dishonesty with respect to the Company.

For purposes of this Section 4(g)(i), no act, nor failure to act, on the Executive’s part shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of Company.

(ii) “Conflicting Activities” shall mean (a) directly or indirectly engaging or investing in, owning, managing, operating, financing, controlling or participating in the ownership, management, operation, financing, or control of, being employed by, associated with, or in any manner connected with, lending any credit to, or rendering services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any competing business the same as or substantially similar to the business engaged in or proposed to be engaged in or conducted by the Company or described in a written strategic plan of the Company at any time that the Executive was employed with the Company, anywhere within the United States of America; provided, however, that “Conflicting Activities” shall exclude ownership of up to 5% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and up to 5% of the voting stock or other securities of any privately-held company; (b) directly or indirectly soliciting the business of any material customers of or suppliers to the Company, or encouraging any person or entity which is a customer of the Company to cease, reduce, limit or otherwise alter in a manner adverse to the Company its existing business or contractual relationship with the Company; or (c) directly or indirectly soliciting, inducing, recruiting or encouraging any person employed or engaged by the Company to terminate her employment or engagement with the Company, provided, however, that general solicitations not targeted to Company employees shall not be deemed to violate this clause (iii).

(iii) “Date of Termination” shall mean (i) if the Executive is terminated by the Company for Disability, thirty (30) days after written notice of termination is given to the Executive (provided that the Executive shall not have returned to the performance of her duties on a full-time basis during such 30-day period); (ii) if the Executive’s employment is terminated by the Company for any other reason, the date on which a written notice of termination is given; (iii) if the Executive terminates employment for Good Reason, the date of the Executive’s resignation; provided that the notice and cure provisions in the definition of Good Reason have been complied with; (iv) if the Executive terminates employment for other than a Good Reason, the date specified in the Executive’s notice in compliance with Section 4(e); or (v) in the event of Executive’s death, the date of death.

(iv) “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Executive to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(v) “Good Reason” shall mean the occurrence of any of the following events or conditions that occur without the Executive’s consent:

(A) a material diminution in the Executive’s authority, duties or responsibilities; provided that a change in the Executive’s authority, duties or responsibilities due to the fact that the Company or its successor becomes a stand-alone division or subsidiary of a public or private company will not alone constitute Good Reason so long as the Executive continues as Chief Financial Officer of the Company (or successor or parent thereof, as the case may be) of such division or subsidiary; provided further, that if after the date hereof the Executive is no longer serving as the Company’s “principal financial officer” and/or “principal accounting officer” within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, such change shall not alone constitute Good Reason hereunder;

(B) a material reduction in the Executive’s then effective Base Salary, except if the base salaries of a significant number of other executives and members of senior management of the Company also are proportionately reduced, whether or not such reduction is voluntary on the part of the Executive or such other executives and senior management; and

(C) the Company’s relocation of the Executive’s primary work location outside a 40-mile radius of Corte Madera, California that increases the Executive’s one-way driving distance by more than 40 miles.

(h) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than in the case of death) shall be communicated by a written notice (the “Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon, and specifying a Date of Termination; provided, however, that the Company may pay to the Executive all Base Salary, benefits and other rights due to the Executive during any applicable notice period required under this Section 4 instead of employing the Executive during such Notice Period.

5.	Other Covenants

(a) Proprietary and Confidential Information. The Executive has signed and agrees to be bound by the terms of the Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B, and the Confirmation of Confidential Information, a copy of which is attached hereto as Exhibit C (collectively, the “Proprietary Information Agreements”).

(b) Compliance with Company Policies. The Executive agrees that, during Executive’s employment with the Company, she shall comply with the Company’s employee manual and other policies and procedures reasonably established by the Company from time to time, including but not limited to policies addressing matters such as management, supervision, recruiting and diversity.

(c) Non-Solicitation. The obligations set forth in this Section 5(c) apply in addition to post-termination the obligations set forth in Section 4(c), if applicable. If both Section 4(c) and Section 5(c) are operative, and there is a conflict, then the obligations set forth in Section 4(c) will control.

(i) Definition. For purposes of this Section 5(c), “Post-Termination Period” means either:

(A) a period of Eighteen (18) months following the date of termination of Executive’s employment for any reason if the termination occurs within one (1) year of the Effective Time; or

(B) a period of Twelve (12) months following the date of the termination of Executive’s employment for any reason if the termination occurs more than one (1) year after the Effective Time.

(ii) Solicitation of Employees. During the Executive’s employment with the Company and for the duration of the Post-Termination Period, the Executive shall not, directly or indirectly, individually, or together with or through any other person, firm, corporation or entity:

(A) solicit for hire any employee of the Company, provided, however, that general solicitations not targeted to Company employees shall not be deemed to violate this clause (A), or

(B) cause any of the employee of the Company to terminate his or her employment relationship with the Company.

(iii) Solicitation of Customers and Suppliers. During the Executive’s employment with the Company and for the duration of the Post-Termination Period, the Executive shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, use the Company’s Proprietary Information (as defined in the Proprietary Information and Inventions Agreement attached hereto as Exhibit B):

(A) to solicit the business of any material customers of or suppliers to the Company, or

(B) to encourage any person or entity which is a customer of the Company to cease, reduce, limit or otherwise alter in a manner adverse to the Company its existing business or contractual relationship with the Company.

6.	Termination Obligations

(a) Resignation and Cooperation. Upon termination of the Executive’s employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, the Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. The Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(b) Return of Business Records and Equipment. Upon termination of the Executive’s employment hereunder, the Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Proprietary Information, including any and all copies of such documentation then in the Executive’s possession or control regardless of whether such documentation was prepared or compiled by the Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to the Executive by the Company. The Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

7.	Miscellaneous

(a) Dispute Resolution; Forum Selection

The Company and the Executive agree that, to the fullest extent permitted by law, any and all claims or controversies between them shall be resolved by final and binding arbitration pursuant to the Arbitration Agreement, which is attached as Exhibit D. Notwithstanding the foregoing, to the extent any claims or controversies between the Parties are not covered by and subject to arbitration according to the terms of the Arbitration Agreement in the form attached hereto as Exhibit D, the Company and the Executive mutually agree that any such claims shall be brought exclusively in a court in the city and county of San Francisco, California or, if federal jurisdiction exists, the United States District Count for the Northern District of California, and both parties submit and consent to jurisdiction of such courts and waive any objection to venue and/or any claim that the aforementioned forums are inconvenient.

(b) Governing Law

This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to principles of law that would apply the law of another jurisdiction.

(c) Entire Agreement

This Agreement, together with the Proprietary Information Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this Agreement and (ii) is signed by both parties hereto. This Agreement replaces and supersedes the Offer Letter dated as of April 22, 2012 by and between the parties hereto.

(d) Notices

All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been sufficiently given if personally delivered or if sent by registered or certified mail, return receipt requested to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid, and shall be deemed received upon actual receipt:

(i)	to the Company at:

Restoration Hardware, Inc.

15 Koch Road, Suite J

Corte Madera, CA 94925

Attention: Chief Executive Officer

Facsimile: (415) 927-7083

(ii)	to the Executive at:

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(e) Severability

If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Waiver

The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

(g) Exclusive Remedy

The Executive’s right to the compensation and benefits to which she may become entitled pursuant to this Agreement and pursuant to any other written agreement between the Executive and the Company shall be the Executive’s sole and exclusive remedy for any termination of the Executive’s employment.

(h) Successors and Assigns

The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

(i) Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(j) Headings

Headings in this Agreement are for reference only and shall not be deemed to have any substantive effect.

(k) Opportunity to Seek Advice; Warranties and Representations

The Executive acknowledges and confirms that she has had the opportunity to seek such legal, financial and other advice and representation as she has deemed appropriate in connection with this Agreement. The Executive hereby represents and warrants to the Company that she is not under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by the Executive of her obligations hereunder.

8.	Taxes

(a) Withholding and Payroll Practices

All salary, severance payments, bonuses or benefits provided by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices or as otherwise specified in this Agreement.

(b) Section 280G Excise Tax Matters

(i) Golden Parachute Excise Tax Payments. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Executive or for the Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in control in the Company (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). To effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Determination (as hereinafter defined).

(ii) Initial Determination. An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by the accounting firm that is the Company’s independent accounting firm as of the date of the change in control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within five (5) days after the Date of Termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days after the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

(iii) Underpayment. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, the Executive will be either greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in paragraph (1) above.

(A) If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, the Executive must repay such Excess Payment to the Company; provided that no Excess Payment will be repaid by the Executive to the Company unless, and only to the extent that, the repayment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(B) In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within ten (10) days after such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to the Executive until the date of payment.

(c) Section 409A

(i) Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following the Executive’s separation from service (with the first payment equal to the unpaid amounts of severance that accrued during the sixty (60) days following the Date of Termination), or, if later, such time as required by the next paragraph.

(iii) Notwithstanding anything to the contrary in the Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following the Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service, but in no event later than seven months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iv) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to him during the Executive’s taxable year preceding her taxable year of her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive’s separation from service occurred.

(v) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employer and the Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

RESTORATION HARDWARE INC., a Delaware company

By:	/s/ Carlos Alberini
Name:	Carlos Alberini
Title:	Chief Executive Officer

KAREN BOONE

/s/ Karen Boone

Acknowledged and Agreed as of the Effective Date:

RESTORATION HARDWARE HOLDINGS INC., a Delaware company

By:	/s/ Carlos Alberini
Name:	Carlos Alberini
Title:	Chief Executive Officer

EXHIBIT A

Form of General Release

This Separation and General Release Agreement (the “Agreement”) is entered into by and between Restoration Hardware, Inc. (the “Company”) and Karen Boone (the “Executive”) (collectively, “Parties”).

RECITALS

WHEREAS, the Executive was employed by the Company on an at-will basis;

WHEREAS, the Company and the Executive have mutually agreed that the Executive will resign as of                      (“Resignation Date”) in accordance with the terms of this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement dated as of                          , 20    , by and between the Company and the Executive (the “Employment Agreement”).

ACCORDINGLY, the Parties agree as follows:

1. Severance Benefit. The Company hereby agrees to provide the Executive with the payments and benefits set forth in Section 4(c) of the Employment Agreement with respect to a termination by the Company without Cause, on the terms and subject to the conditions set forth in such Section 4(c) of the Employment Agreement.

2. Resignation. The Executive hereby resigns from her employment with the Company and any other position held with the Company or any Affiliate, effective as of the Resignation Date. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

3. General Release. The Executive and her representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which the Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, any claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other benefit. The Executive likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested stock option rights, or (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (iv) any claim for indemnification under the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for indemnification of the Executive.

4. Section 1542 Waiver. The Executive understands and agrees that the Released Claims include not only claims presently known to the Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 3, above. The Executive understands that she may hereafter discover facts different from what she now believes to be true, which if known, could have materially affected this Agreement, but she nevertheless waives any claims or rights based on different or additional facts. The Executive knowingly and voluntarily waives any and all rights or benefits that she may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5. Covenant Not to Sue. The Executive shall not bring a civil action in any court (or file an arbitration claim) against the Company or any other Released Party asserting claims pertaining in any manner to the Released Claims. The Executive understands that this Section 5 does not prevent the Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

6. Age Discrimination Claims. The Executive understands and agrees that, by entering into this Agreement, (i) she is waiving any rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) she has received consideration beyond that to which she was previously entitled; (iii) she has been advised to consult with an attorney before signing this Agreement; and (iv) she has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to her execution of the Agreement. The Executive may revoke this Agreement

(by written notice to the Company’s Chief Executive Officer at the Company’s notice address set forth in the Employment Agreement) for a period of seven (7) days after her execution of the Agreement, and it shall become enforceable (and payment of the payments and benefits by the Company to the Executive in accordance with Section 1 above only shall be made) only upon the expiration of this revocation period without prior revocation by the Executive.

7. Confidentiality. The Parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by the Executive without the prior written consent of the Company, unless required by law. Notwithstanding the foregoing, the Executive may disclose the terms of this Agreement to her spouse, and for legitimate business reasons, to legal, financial, and tax advisors, provided such individuals agree to maintain the confidentiality of such information.

8. Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company. The liability for any and all claims is expressly denied by the Company.

9. Arbitration. Any and all disputes arising out of the terms of this Agreement, their interpretation, or any of the Released Claims shall be resolved by final binding arbitration in San Francisco, California, before the Judicial Arbitration and Mediation Services under the JAMS Employment Arbitration Rules and Procedures then in effect. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award, or to obtain temporary injunctive relief pending a judgment. Otherwise, neither party shall initiate or prosecute any legal action against the other. The prevailing party in the arbitration shall be entitled to recover its attorneys’ fees and costs (at reasonable, regular hourly rates), in addition to any other relief to which it may be entitled by law.

10. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement among the Parties hereto with regard to the subject matter hereof and thereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein.

11. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12. Successors and Assigns. The Executive represents that she has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to conflict of laws provisions.

14. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15. Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

16. Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.

17. Effective Date. This Agreement shall become effective as of seven (7) days after the date executed by the Executive (“Effective Date”), but only if the Agreement is not revoked as provided in Section 6. If the Agreement is revoked, it shall be null and void.

The Parties have duly executed this Agreement as of the dates noted below.

Date:
Executive

Restoration Hardware, Inc.

By:	Date:
Its:

EXHIBIT B

Proprietary Information and Inventions Agreement

Proprietary Information and Inventions Agreement

I am entering into this Proprietary Information and Inventions Agreement (the “Agreement”) with Restoration Hardware, Inc. (the “Company”) for the purpose of protecting the trade secrets of the Company and prohibiting the unauthorized use of confidential information by me.

In consideration of my employment or continued employment by the Company, and the compensation now and hereafter paid to me, I hereby agree as follows:

1)	Recognition of Company’s Rights: Nondisclosure, At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets confidential knowledge, data or any other proprietary information of the Company. Proprietary Information includes, but is not limited to, (a) inventions, trade secrets, ideas, data, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, branding, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, details of contracts; and information regarding the skills and compensation of other associates of the Company.

2)	Third Party Information, I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

3)	Assignment of Inventions I shall promptly disclose to the Company any and all inventions that I may conceive or develop, alone or with others, during the term of my employment, and I agree that all inventions belong to and be the exclusive property of the Company. I agree to assign, and upon their creation do hereby automatically assign, all of my right, title and interest (in the United States and other countries) in and to all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

a)	Any provision in an employment agreement which provides that an associate shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the associate developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

i)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

ii)	Result from any work performed by the associate for the employer.

iii)	To the extent a provision in an employment agreement purports to require an associate to assign an invention otherwise excluded from being required to be assigned under subdivision (I), the provision is against the public policy of this state and is unenforceable.

b)	I also assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

c)	I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as “Company Inventions”.

4)	Prior Inventions, Inventions, if any patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.

5)	No Improper Use of materials, During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

6)	No Conflicting Obligation, I represent that my performance of all the terms of this Agreement and as an associate of the Company does not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either in written or oral in conflict herewith.

7)	Right to Inspection, I agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

8)	Legal and Equitable Remedies, Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement; provided that the limitations on such rights and remedies other stated in Executive’s Employment Agreement executed concurrently herewith shall equally apply hereunder.

9)	Notices, Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

10)	General Provisions,

a)	Governing Law, This Agreement shall be governed by and construed in accordance with the laws of the State of California.

b)	Entire Agreement, This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

c)	Severability, If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

d)	Successors and Assigns, This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and assigns.

e)	Survival, The provisions of the Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

f)	Employment, I agree and understand that nothing is this Agreement shall confer any right with respect to continuation of employment with the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

g)	Waiver, No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated as of , 2012
Signature

Name of Associate

Address

ACCEPTED AND AGREED TO:

Restoration Hardware, Inc.

By:
Name:
Title:

Exhibit A to Proprietary Information and Inventions Agreement

Schedule of Inventions

EXHIBIT C

Confirmation of Confidential Treatment

Confirmation of Confidential Treatment

This shall confirm that as an associate of Restoration Hardware, Inc. (the “Company”), and in accordance with the Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) entered into between me and the Company, understand, agree and acknowledge that all information and materials relating to my work on the Company’s development of new retail concepts, new merchandise programs and new brands (including without limitation all information and materials related to the development of new Company brands, logos and corporate identities), shall be treated as Proprietary Information (as that term is defined under the Confidentiality Agreement). Without limiting the generality of the foregoing, and for the avoidance of doubt, I hereby agree to hold all ideas, data, documents, drawings, notes, memoranda, and other information and materials regarding Company’s new retail concepts, new merchandise programs and new brands including branding plans, brand development and branding strategy, in strictest confidence, and will not disclose, lecture upon or publish any such information or materials unless an officer of the Company expressly authorizes such in writing, and will not use such information and materials for any purpose other than in furtherance of the business of the Company as directed by the Company.

Because I may have access to and become acquainted with such information and materials, the Company shall have the right to enforce my duties of confidentiality by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have.

I HAVE READ THIS DOCUMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated:
Signature

Associate Name

EXHIBIT D

Arbitration Agreement

Restoration Hardware, Inc. (the “Company”) and Karen Boone (the “Executive”) hereby agree, effective as of November 1, 2012, that, to the fullest extent permitted by law, any and all claims or controversies between them (or between the Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of the Executive shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, equity purchases or repurchases, and any and all claims for any other compensation, wages and/or benefits of any type, including any claims arising from the Executive’s Employment Agreement with the Company. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

Either the Company or the Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

All arbitration hearings under this Agreement shall be conducted in San Francisco, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

This Agreement does not alter the Executive’s at-will employment status. Accordingly, the Executive understands that the Company may terminate the Executive’s employment, as well as discipline or demote the Executive, at any time, with or without prior notice, and with or without cause. The parties also understand that the Executive is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of the Executive’s employment with the Company and the expiration of this Agreement.

The Company and the Executive understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both the Executive and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

RESTORATION HARDWARE, INC.

By:

Karen Boone